Exhibit 10.1

TAX SHARING AGREEMENT

between

MORGAN STANLEY,

on behalf of itself

and the members

of the Distributing Group,

and

DISCOVER FINANCIAL SERVICES,

on behalf of itself

and the members

of the Controlled Group

This Agreement is entered into as of the 30th day of June, 2007 between Morgan Stanley (“Distributing”), a Delaware corporation, on behalf of itself and the members of the Distributing Group, as defined below, and Discover Financial Services (“Controlled”), a Delaware corporation, on behalf of itself and the members of the Controlled Group, as defined below.

W I T N E S S E T H:

WHEREAS, pursuant to the tax laws of various jurisdictions, certain members of the Controlled Group presently file certain tax returns on an affiliated, consolidated, combined, unitary, fiscal unity or other, group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the Distributing Group;

WHEREAS, Distributing and Controlled entered into a Separation and Distribution Agreement, dated as of June 29, 2007 (the “Separation Agreement”), providing for the distribution by Distributing to its shareholders of all of the common stock of Controlled that is held by Distributing and certain other matters;

WHEREAS, Distributing and Controlled desire to set forth their agreement on the rights and obligations of Distributing, Controlled and the members of the Distributing Group and the Controlled Group, respectively, with respect to (A) the handling and allocation of federal, state, local and foreign taxes (other than the U.K. taxes governed by the U.K. Tax Sharing Agreement) incurred in taxable periods beginning prior to the Distribution Date, (B) taxes resulting from transactions effected in connection with the Distribution, including but not limited to the Distribution and the transactions (i) described in or contemplated by the private letter ruling requests, dated March 7, 2007, March 22, 2007 and April 12, 2007 (collectively, with all attachments, exhibits and supplements thereto dated March 21, 2007, April 17, 2007, April 26, 2007, April 27, 2007 and May 31, 2007, the “Ruling Request”), submitted by Distributing to the IRS and the FTB (in each case as defined below), (ii) effected pursuant to, or otherwise described in or contemplated by, the Separation Agreement (including, but not limited to, Schedule 1 thereto) or any Ancillary Agreement and (iii) described in or otherwise contemplated by the Form 10 (such transactions described in clauses (i), (ii) and (iii) are collectively referred to as the “Restructuring”), and (C) various other tax matters;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Definitions.

(a) As used in this Agreement:

“Active Business” shall mean an active trade or business relied upon in the Ruling Request in connection with the Restructuring or the Distribution.

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of any Tax liability or the realization of a Refund (or any related income tax or other Tax cost or benefit) in respect of any payment, transaction, occurrence or event, the time at which the amount of income taxes paid (or Refund realized) is increased above (or reduced below) the amount of income taxes that would otherwise have been required to be paid (or Refund that would otherwise have been realized) but for such payment, transaction, occurrence or event.

“Affiliate” of any Person shall mean any individual, corporation, partnership or other entity directly or indirectly owning more than 50 percent (by vote or value) of, owned more than 50 percent (by vote or value) by, or under more than 50 percent (by vote or value) common ownership with, such Person.

“After-Tax Amount” shall mean an additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant Taxable year, reflecting for example, the effect of the deductions available for interest paid or accrued and for Taxes, such as state and local income taxes.

“AMT” shall mean the alternative minimum tax, within the meaning of Section 55 of the Code.

“Ancillary Agreement” shall have the meaning ascribed to it in the Separation Agreement.

“Code” shall have the meaning ascribed to it in the first “whereas” clause in this Agreement.

“Combined Apportionment Factor” shall mean the apportionment factor reflected on the applicable consolidated, combined or unitary state or local income tax return and utilized in computing the combined, consolidated or unitary state or local income tax liability.

“Company Proceedings” shall mean the ongoing Tax Proceedings between Sears and Controlled.

“Consolidated Federal Return” shall mean a Pre-Distribution Period Return filed in respect of federal income taxes by a Consolidated Group.

“Consolidated Group” shall mean any group consisting of (i) at least one member of the Distributing Group that filed (or will file) any Pre-Distribution Period Return that reflects the income, assets or operations of any member of the Controlled Group or (ii) at least one member of the Controlled Group that filed (or will file) any Pre-Distribution Period Return that reflects the income, assets or operations of any member of the Distributing Group.

“Consolidated State Return” shall mean a Pre-Distribution Period Return filed in respect of state or local income taxes by a Consolidated Group.

“Controlled Group” shall mean one or more of Controlled and (i) any Person that is an Affiliate of Controlled immediately after the Distribution and (ii) to the extent not previously included by (i), any Person that was owned directly or indirectly by Controlled prior to the Distribution for such period of ownership by Controlled, including for both (i) and (ii) any predecessors thereto; provided, however, that for purposes of determining whether an entity is a member of the Controlled Group, a transfer of beneficial ownership of an entity shall be treated as a transfer of title, regardless of whether title has actually passed.

“Distributing Group” shall mean one or more of Distributing and its Affiliates other than those entities comprising the Controlled Group.

“Distribution” shall mean the distribution by Distributing of all of the common stock of Controlled that is held by Distributing to Distributing’s shareholders pursuant to the Separation Agreement.

“Distribution Date” shall mean the date on which the Distribution shall be effected.

“Federal Separate Group Tax Liability” shall mean the product of a Group’s Separate Group Taxable Income, computed for federal income tax purposes, and the highest federal income tax rate imposed under the Code on the

Taxable income of a corporation for the relevant Taxable period (or portion thereof), reduced by any Tax credits that the Group would be able to use if it were calculating its federal income Tax liability on a stand-alone basis.

“Final Determination” shall mean (i) with respect to federal income taxes, (A) a “determination” as defined in Section 1313(a) of the Code, or (B) the date of acceptance by or on behalf of the IRS of Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for Refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than federal income taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations; or (iv) with respect to any Tax, the payment of Tax by any member of the Distributing Group or the Controlled Group, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that the provisions of Section 13 hereof have been complied with, or, if such section is inapplicable, that the party responsible under the terms of this Agreement for such Tax is notified by the party paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other party agrees with such determination.

“FTB” shall mean the California Franchise Tax Board.

“Gain Group” shall mean a Group with Separate Group Taxable Income for the relevant Taxable period.

“Group” shall mean the Controlled Group or the Distributing Group, as appropriate.

“IRS” shall mean the Internal Revenue Service.

“Loss Group” shall mean a Group that incurs a Separate Group Taxable Loss for the relevant Taxable period.

“Overpayment Rate” shall mean the overpayment rate as set forth in Section 6621 of the Code.

“Person” shall have the meaning ascribed to it in Section 7701(a)(1) of the Code.

“Post-Distribution Period” shall mean any Taxable period (or portion thereof) beginning after the close of business on the Distribution Date.

“Pre-Distribution Period” shall mean any Taxable period ending on or before the close of business on the Distribution Date; provided that if a Taxable period ending after the Distribution Date contains any days which fall prior to or on the Distribution Date, only the portion of such Taxable period up to and including the Distribution Date shall be included in the Pre-Distribution Period.

“Refund” shall mean any refund of taxes, including any reduction in taxes by means of a credit, offset or otherwise.

“Restructuring” shall have the meaning ascribed to it in the third “whereas” clause in this Agreement; provided, however, that “Restructuring” shall exclude any normal business operations.

“Return” shall mean any Tax return, statement, report, form, election, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any Taxing Authority.

“Ruling Request” shall have the meaning ascribed to it in the third “whereas” clause in this Agreement.

“Separate Group Taxable Income” shall mean, with respect to a Group, such Group’s Taxable income computed as if such Group were a separate consolidated, combined or unitary group, and applying such Tax principles, including limitations and carryovers (excluding limits for charitable contributions and dividends received deduction, and accounting for deferred intercompany transactions consistent with the deferral and recognition rules of Treasury Regulations Section 1.1502-13 (or any successor rule) or analogous state or local rule), that would have been applicable to such Group had such Group never been part of the Consolidated Group or any other consolidated, combined or unitary group. In the context of state and local tax, Separate Group Taxable Income shall be computed prior to the application of any apportionment formula. Additionally, to the extent a member of a Group has a net operating loss or any other tax attribute that was created prior to becoming a member of the Group but can be carried forward and used by the Group (in the context of state or local law, either before or after apportionment, as determined under applicable law), such attribute will factor into such Group’s calculation of Separate Group Taxable Income (taking into account any applicable limitations on the use thereof).

“Separate Group Taxable Loss” shall mean, with respect to a Group, such Group’s Taxable loss computed as if such Group were a separate consolidated, combined or unitary group, and applying such Tax principles, including limitations and carryovers (excluding limits for charitable contributions and dividends received deduction, and accounting for deferred intercompany transactions consistent with the deferral and recognition rules of Treasury

Regulations Section 1.1502-13 (or any successor rule) or analogous state or local rule), that would have been applicable to such Group had such Group never been part of the Consolidated Group or any other consolidated, combined or unitary group. In the context of state and local tax, Separate Group Taxable Loss shall be computed prior to the application of any apportionment formula. Additionally, to the extent a member of a Group has a net operating loss or any other Tax attribute that was created prior to becoming a member of the Group but can be carried forward and used by the Group (in the context of state or local law, either before or after apportionment, as determined under applicable law), such attribute will factor into the Group’s calculation of Separate Group Taxable Loss (taking into account any applicable limitations on the use thereof).

“Separation Agreement” shall have the meaning ascribed to it in the second “whereas” clause in this Agreement.

“State Separate Group Tax Liability” shall mean, with respect to a particular state or locality, the product of the Group’s Separate Group Taxable Income and the Combined Apportionment Factor and the State Tax Rate, reduced by any applicable Tax credits that the Group would be able to use if it were calculating its Tax liability on a stand-alone basis.

“State Tax Rate” shall mean, with respect to a particular state or locality, the highest applicable tax rate imposed under applicable law on the Separate Group Taxable Income of the Group for the relevant Taxable period (or portion thereof).

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) shall mean (A) any tax imposed under Subtitle A of the Code, or any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; (B) any liability of a member of the Distributing Group or the Controlled Group, as the case may be, for the payment of any amounts of the type described in clause (A) for any Taxable period resulting from such member being a part of a consolidated group pursuant to the application of Treasury Regulations Section 1.1502-6 or any similar provision applicable under state, local or foreign law; or (C) any liability of a member of the Distributing Group or the Controlled Group for the payment of any amounts described in clause (A) as a result of any express or implied obligation to indemnify any other Person.

“Tax Benefit” shall have the meaning ascribed to it in Section 10(d) of this Agreement.

“Tax Proceeding” shall mean any Tax audit, dispute or proceeding (whether administrative, judicial or contractual).

“Taxing Authority” shall mean any governmental authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition of any Tax.

“U.K. Tax Sharing Agreement” shall mean the Supplemental Tax Sharing Agreement Relating to Direct Tax and VAT in the United Kingdom, dated as of June 30, 2007, between Distributing and Controlled.

“Underpayment Rate” shall mean the underpayment rate as set forth in Section 6621 of the Code.

(b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder (as interpreted in administrative pronouncements and judicial decisions), in comparable provisions of applicable law or in the Ruling Request.

2. Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Distributing Group and any member of the Controlled Group, other than this Agreement and the U.K. Tax Sharing Agreement, shall be or shall have been terminated upon consummation of the Distribution. Upon consummation of the Distribution, neither the members of the Controlled Group nor the members of the Distributing Group shall have any further rights or liabilities thereunder, and this Agreement and the U.K. Tax Sharing Agreement shall be the only Tax sharing agreements between the members of the Controlled Group and the members of the Distributing Group. Distributing and Controlled shall act in good faith in the performance of this Agreement.

3. Federal Income Taxes.

(a) Return Filing.

(i) Distributing shall prepare and file, or cause to be prepared and filed, Consolidated Federal Returns for which the Consolidated Group is required or permitted to file a Consolidated Federal Return using, inter alia, information previously provided by Controlled. Controlled shall provide Distributing with all necessary information to file a Consolidated Federal Return not later than 45 days before such return is due. Each member of the Consolidated Group shall execute and file such consents, elections and other documents as may be required or appropriate for the filing of such Consolidated Federal Returns. All Tax elections shall be at the sole discretion of Distributing. All income tax computations performed on a consolidated basis will be performed or approved by Distributing. To the extent reasonably practicable, Distributing shall notify and discuss with Controlled prior to the filing of a Consolidated Federal Return any potential material differences in the information provided by Controlled to be used in the preparation of such Consolidated Federal Return and the position Distributing intends to take on such Consolidated Federal Return. Not later than 15 days after filing a Consolidated Federal Return, Distributing shall inform Controlled in writing of any position taken on such Consolidated Federal Return that is materially different from the information provided by Controlled to be used in the preparation of such Consolidated Federal Return.

(ii) Distributing shall pay, or cause to be paid, and, subject to the provisions of Section 3(b), shall be responsible for, any and all federal income taxes due or required to be paid with respect to, or required to be reported on, any such Consolidated Federal Return.

(iii) In the event a Consolidated Federal Return is not filed, each relevant member of the Distributing Group and Controlled Group shall be responsible for (i) filing its own Pre-Distribution Period Return in respect of federal income taxes as a separate entity, including requests for extension, as if this Agreement were not in effect and (ii) making Tax payments (including estimated Tax payments, if necessary). Each such member filing a Return as a separate entity shall be entitled to any Tax benefit and shall be liable for any Tax burden resulting from the filing of such separate Return.

(b) Allocated Tax Charge.

(i) Each Group included in the Consolidated Federal Return shall be responsible for calculating its Separate Group Taxable Income or Separate Group Taxable Loss as if such Group filed a federal income tax Return on a stand-alone basis, and shall bear its Federal Separate Group Tax Liability, if any. For purposes of such calculation, the deduction for state and local taxes to which each Group is entitled will be determined in a manner consistent with Section 4 of this Agreement.

(ii) If the Controlled Group included in the Consolidated Federal Return incurs a Separate Group Taxable Loss, Distributing shall pay to the Controlled Group (A) the amount, if any, by which the federal income taxes payable with respect to the Consolidated Federal Return are actually reduced by reason of the Controlled Group’s Separate Group Taxable Loss and (B) any Refund of federal income taxes or other federal income tax benefit attributable to such Separate Group Taxable Loss that is Actually Realized, in each case as determined by Distributing in its sole discretion (including that any tax benefits of the Distributing Group shall be fully utilized before utilizing any tax benefits of the Controlled Group). To the extent the Controlled Group receives a payment or credit from Distributing in respect of a Separate Company Taxable Loss pursuant to this Section 3(b)(ii), such loss shall not be carried forward or carried back by the Controlled Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in any other Taxable period (or portion thereof). To the extent the Controlled Group does not receive a payment or credit from Distributing in respect of a Separate Group Taxable Loss pursuant to this Section 3(b)(ii), such loss may be carried forward or carried back, subject to any applicable limitation with respect to carry forward or carry back losses, by the Controlled Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in another Taxable period (or portion thereof).

(iii) If the Controlled Group included in the Consolidated Federal Return has a foreign Tax credit or other Tax credit that it is unable to use in its calculation of Federal Separate Group Tax Liability (other than an AMT credit), Distributing shall pay to the Controlled Group (A) the amount, if any, by which the federal income taxes payable with respect to the Consolidated Federal Return is actually reduced by reason of the Controlled Group’s Tax credit and (B) any Refund of federal income taxes or other federal income tax benefit attributable to such Tax credit that is Actually Realized, in each case as determined by Distributing in its sole discretion (including that any tax benefits of the Distributing Group shall be fully utilized before utilizing any tax benefits of the Controlled Group). To the extent the Controlled Group receives a payment or credit from Distributing in respect of a Tax credit pursuant to this Section 3(b)(iii), the Controlled Group’s Federal Separate Group Tax Liability will be adjusted to reflect the fact that the Controlled Group has previously received the benefit of such credit. To the extent the

Controlled Group does not receive a payment or credit from Distributing in respect of a Tax credit pursuant to this Section 3(b)(iii), such Tax credit may be carried forward or carried back , subject to any applicable limitation with respect to carry forward or carry back of Tax credits, by the Controlled Group for purposes of calculating its Separate Group Tax Liability in another Taxable period (or portion thereof).

(iv) In the event a Consolidated Group incurs an AMT liability with respect to any Taxable period (or portion thereof), Distributing shall be solely responsible for such liability. Any Tax benefit arising from the utilization of a consolidated federal AMT credit shall be for the sole benefit of Distributing.

4. State and Local Income Taxes.

(a) Return Filing.

(i) Distributing shall prepare and file, or cause to be prepared and filed, Consolidated State Returns for which a Consolidated Group is required or permitted to file a Consolidated State Return using, inter alia, information previously provided by Controlled. Controlled shall provide Distributing with all necessary information to file a Consolidated State Return not later than 21 days before such return is due. Each member of the Consolidated Group shall execute and file such consents, elections and other documents as may be required or appropriate for the filing of such Consolidated State Returns. All Tax elections shall be made at the discretion of Distributing. All Tax computations performed on a combined, consolidated or unitary basis will be performed or approved by Distributing. To the extent reasonably practicable, Distributing shall notify and discuss with Controlled prior to the filing of a Consolidated State Return any potential material differences in the information provided by Controlled to be used in the preparation of such Consolidated State Return and the position Distributing intends to take on such Consolidated Federal Return. Not later than 15 days after filing a Consolidated State Return, Distributing shall inform Controlled in writing of any position taken on such Consolidated State Return that is materially different from the information provided by Controlled to be used in the preparation of such Consolidated State Return.

(ii) Distributing shall pay, or cause to be paid, and, subject to the provisions of Section 4(b), shall be responsible for, any and all income taxes due or required to be paid with respect to, or required to be reported on, any such Consolidated State Return.

(iii) In the event a Consolidated State Return is not filed, each relevant member of the Distributing Group and Controlled Group shall be responsible for (A) filing its own Return as a separate entity, or its own Return in respect of state and local income Taxes relating to a group consisting solely of members of the Distributing Group or members of the Controlled Group, as the case may be, on behalf of the separate group, in each case including requests for extension, as if this Agreement were not in effect and (B) making Tax payments (including estimated Tax payments, if necessary). Each such member filing a Return as a separate entity shall be entitled to any Tax benefit and shall be liable for any Tax burden resulting from the filing of such separate Return.

(b) Allocated Tax Charge.

(i) Each Group included in a Consolidated State Return shall be responsible for calculating its Separate Group Taxable Income or Separate Group Taxable Loss and shall bear its State Separate Group Tax Liability, if any.

(ii) If the Controlled Group included in a Consolidated State Return incurs a Separate Group Taxable Loss, Distributing shall pay, or shall cause to be paid, to the Controlled Group (A) the amount, if any, by which the state or local income taxes reflected on such Return are actually reduced by reason of the Controlled Group’s Separate Group Taxable Loss and (B) any Refund of state or local income taxes or other state or local income tax benefit attributable to such Separate Group Taxable Loss that is Actually Realized, in each case as determined by Distributing in its sole discretion (including that any tax benefits of the Distributing Group shall be fully utilized before utilizing any tax benefits of the Controlled Group). To the extent the Controlled Group receives a payment or credit from Distributing in respect of a Separate Group Taxable Loss pursuant to this Section 4(b)(ii), such loss shall not be carried forward or carried back by the Controlled Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in any other Taxable period (or portion thereof). To the extent the Controlled Group does not receive a payment or credit from Distributing in respect of a Separate Group Taxable Loss pursuant to this Section 4(b)(ii), such loss may be carried forward or carried back, subject to any applicable limitation with respect to carry forward or carry back losses, by the Controlled Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in another Taxable period (or portion thereof).

(iii) If the Controlled Group included in a Consolidated State Return has a Tax credit that it is unable to use in its calculation of State Separate Group Tax Liability, Distributing shall pay to the Controlled Group (A) the amount, if any, by which the state or local income taxes reflected on such Return is actually reduced by reason of the Consolidated Group’s Tax credit and (B) any Refund of state or local income taxes or other state or local income tax benefit attributable to such Tax credit that is Actually Realized, in each case as determined by Distributing in its sole discretion (including that any tax benefits of the Distributing Group shall be fully utilized before utilizing any tax benefits of the Controlled Group). To the extent the Controlled Group receives a payment or credit from Distributing in respect of a Tax credit pursuant to this Section 4(b)(i)(C), the Controlled Group’s State Separate Group Tax Liability will be adjusted to reflect the fact that the Controlled Group has previously received the benefit of such credit. To the extent the Controlled Group does not receive a payment or credit from Distributing in respect of a Tax credit pursuant to this Section 4(b)(iii), such Tax credit may be carried forward or carried back, subject to any applicable limitation with respect to carry forward or carry back of Tax credits, by the Controlled Group for purposes of calculating its State Separate Group Tax Liability in another Taxable period (or portion thereof).

5. Foreign Income Tax. With respect to the calculation of each Group’s Tax liability for foreign taxes, other than U.K. taxes governed by the U.K. Tax Sharing Agreement, the principles set forth in Section 4 shall apply mutatis mutandis.

6. Estimated Tax Payments.

(a) If estimated Tax payments are required with respect to a Consolidated Group for a Pre-Distribution Period, Distributing shall pay, or cause to be paid, to the IRS, and/or to each relevant state and local Taxing Authority, on behalf of the members of such Consolidated Group, those estimated Tax payments that are due on the relevant dates prescribed by applicable law. On February 15 (or the proper due date under applicable law) of the year following the current tax year, Distributing shall pay to the IRS, and to each relevant state and local Taxing Authority, on behalf of the members of any Consolidated Group, the payment, if any, required to be made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, as the case may be. Each Group’s share of such estimated Tax payments, and payments required to be made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, shall be determined in a manner consistent with the methods set forth in Sections 3 and 4 of this Agreement. Reimbursement to Distributing of the Controlled Group’s share of any quarterly estimated tax payments or any payment made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, shall be made within twenty business days after receiving notice of such liability from Distributing.

(b) Notwithstanding the provisions of Section 6(a), if Distributing requests in writing an advance reimbursement from the Controlled Group of the Controlled Group’s share of a quarterly estimated Tax payment or any payment required to be made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, which request shall be not more than ten business days and not less than 5 business days prior to the due date of such payment, the Controlled Group shall reimburse Distributing not later than the due date of such estimated Tax payment.

(c) If the Controlled Group is a Loss Group and if such net operating loss would decrease overall consolidated, combined or unitary Taxable income in respect of the Consolidated Group, Distributing shall pay to the Controlled Group an amount equal to the difference between the Tax liability of the Distributing Group and the amounts paid to the respective Taxing Authorities 5 business days after all such payments are due to the Taxing Authorities.

7. Settlement Procedures; Certain Other Payments.

(a) Distributing shall calculate settlement of the final federal, state, local and foreign Tax liability for all Pre-Distribution Periods, and notify the Controlled Group of such settlement. Subject to Section 21 of this Agreement (relating to dispute resolution procedures), the Controlled Group shall pay to Distributing its share of such Tax liability, as determined under Sections 3, 4 and 5 of this Agreement, within twenty business days after receiving notice of such Tax liability from Distributing. Any amounts paid by any member of the Controlled Group pursuant to Section 6 and any amounts receivable by the Controlled Group in respect of a Separate Group Taxable Loss or Tax credit shall be included in determining the payments due from the Controlled Group. If the sum of any payments by the Controlled Group pursuant to Section 6, and any amounts receivable by the Controlled Group in respect of a Separate Group Taxable Loss or Tax credit exceed its Tax liability, such excess shall be refunded to the Controlled Group. Interest will be due on any underpayment or overpayment of Tax, computed from the date on which a final Return is filed, (i) if owed by the Controlled Group to Distributing on an underpayment, at the Underpayment Rate and (ii) if owed by Distributing to the Controlled Group on an overpayment, the Overpayment Rate.

(b) If a portion or all of an unused loss or Tax credit is allocated to a member of the Consolidated Group, pursuant to Treasury Regulations Section 1.1502-21(b) or Treasury Regulations Section 1.1502-79, and is carried back or forward to a Taxable year in which such member filed a separate Return or consolidated, combined or unitary Return with an affiliated group that is not a Consolidated Group, any Refund or reduction in Tax liability arising from such carry back or carryover shall be retained by such member, subject to future audit adjustments. Notwithstanding the foregoing, Distributing, in its sole discretion, shall determine whether an election shall be made to relinquish the entire carry back period with respect to part or all of a consolidated net operating loss for any Pre-Distribution Period in accordance with Treasury Regulations Section 1.1502-21(b)(3).

(c) Notwithstanding Section 7(b) above, no member of the Controlled Group shall make any election to carry back any Tax item from a Post-Distribution Period to a Pre-Distribution Period without Distributing’s consent. In the event that Distributing consents to the carry back of any Tax item by a member of the Controlled Group from a Post-Distribution Period to a Pre-Distribution Period or in the event that a member of the Controlled Group is required by applicable law to carry back a Tax item from a Post-Distribution Period to a Pre-Distribution Period, Distributing shall currently compensate the Controlled Group only for a Tax item that is carried back which does not result in the loss or deferral of any Tax attribute of any member of the Distributing Group. In the event that such item of a member of the Distributing Group is only deferred, Distributing shall make a payment to the Controlled Group in respect of such deferred item at the time the Distributing Group Actually Realizes the deferred Tax attribute. To the extent the Distributing Group suffers a permanent loss of such Tax attribute, no payment shall be made to the Controlled Group.

(d) Controlled and Distributing hereby acknowledge and agree that Sections 6 and 7(a) are applicable only with respect to Pre-Distribution Periods for which no final Return has been filed prior to the date hereof.

(e) In accordance with the past practice of Controlled and Distributing, Controlled shall continue to make payments to Distributing in respect of the exercise of options on Distributing stock and the conversion of restricted Distributing stock units (i) prior to the Distribution, by employees of Controlled and the members of the Controlled Group, and (ii) after the Distribution, by former employees of Controlled and the members of the Controlled Group.

8. Other Taxes. All federal, state, local, foreign and other Taxes that are not otherwise expressly dealt with herein or in the U.K. Tax Sharing Agreement, and the filing of any Returns with respect to such Taxes, shall be the responsibility of the Person who is liable for such Taxes or is responsible for filing such Returns under applicable law.

9. Certain Representations and Covenants.

(a) Controlled Representations. Controlled and each member of the Controlled Group represents that as of the date hereof, and covenants that on the Distribution Date, there is no plan or intention:

(i) to liquidate Controlled or to merge or consolidate Controlled, or any member of the Controlled Group conducting an Active Business, with any other person subsequent to the Distribution,

(ii) to sell or otherwise dispose of any asset of Controlled or any member of the Controlled Group subsequent to the Distribution, in a manner that would result in any increased Tax liability or reduction of any Tax asset of the Distributing Group or any member thereof,

(iii) to take any action inconsistent with the written information and representations furnished to the IRS or the FTB in connection with the Ruling Request, or to counsel in connection with any opinion being delivered by counsel with respect to the Distribution or the Restructuring, regardless of whether such information and representations were included in the ruling issued by the IRS or FTB or in the opinion of counsel,

(iv) to repurchase stock of Controlled in a manner contrary to the requirements of IRS Revenue Procedure 96-30, as modified by IRS Revenue Procedure 2003-48, or in a manner contrary to the representations made in the Ruling Request,

(v) to take any action that management of Controlled knows, or should have known, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Controlled Group or the Distributing Group is a party, or

(vi) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) which may cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly Controlled stock representing a “50-percent or greater interest” within the meaning of Section 355(d)(4) of the Code.

(b) Controlled Covenants. Controlled covenants to Distributing that, without either (i) the prior written consent of Distributing, (ii) a supplemental private letter ruling issued by the IRS, or (iii) an unqualified written opinion of tax counsel selected by Distributing (in the case of (ii) and (iii), satisfactory to Distributing in its sole discretion):

(i) during the twelve-month period following the Distribution Date, neither Controlled, nor any member of the Controlled Group conducting an Active Business, will liquidate, merge or consolidate with any other Person,

(ii) during the two-year period following the Distribution Date, Controlled will not sell, exchange, distribute or otherwise dispose of its assets or those of any member of the Controlled Group in a manner that would result in any increased Tax liability or reduction of any Tax asset of the Distributing Group or any member thereof,

(iii) following the Distribution, Controlled will, for a minimum of twelve months, continue each Active Business,

(iv) Controlled will not, nor will it permit any member of the Controlled Group to, take any action inconsistent with the information and representations furnished to the IRS or the FTB in connection with the Ruling Request, or to counsel in connection with any opinion being delivered by counsel with respect to the Distribution or the Restructuring, regardless of whether such information and representations were included in the ruling issued by the IRS or FTB or in the opinion of counsel,

(v) Controlled will not take any action that management of Controlled knows, or should have known, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Controlled Group or the Distributing Group is a party,

(vi) during the two-year period following the Distribution Date, Controlled will not repurchase stock of Controlled in a manner contrary to the requirements of IRS Revenue Procedure 96-30, as modified by IRS Revenue Procedure 2003-48, or in a manner contrary to the representations made in the Ruling Request,

(vii) other than to the extent such action is required by the Separation Agreement, on or after the Distribution Date, Controlled will not, nor will it permit any member of the Controlled Group to, make or change any accounting method, amend any Return or take any Tax position on any Return, take any other action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of the Distributing Group or any member thereof in respect of any Pre-Distribution Period, and

(viii) during the two-year period following the Distribution Date, Controlled will not enter into any transaction or make any change in its equity structure (including stock issuances, pursuant to the exercise of options or otherwise, options grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including, the Distribution) which may cause the Distribution to be treated as part of a plan (or series of related transactions) pursuant to which one or more Persons acquire directly or indirectly Controlled stock representing a “50-percent or greater interest” within the meaning of Section 355(d)(4) of the Code.

Controlled agrees that, regardless of whether Distributing consents to, or receives a ruling or opinion with respect to, any action referred to in this Section 9(b), Distributing is to have no liability for any Tax resulting from any such action and Controlled agrees to indemnify and hold harmless the Distributing Group against any such Tax. Controlled shall also bear all costs incurred by Distributing in connection with obtaining any opinion of counsel, a supplemental private letter ruling or in connection with Distributing’s determination of whether or not to grant any written consent required under this Section 9(b).

10. Indemnities.

(a) Controlled Indemnity. Controlled and each member of the Controlled Group will jointly and severally indemnify Distributing and the members of the Distributing Group against, and hold them harmless from:

(i) any income tax liability of the Controlled Group as determined in accordance with this Agreement;

(ii) any liability or damage resulting from a breach by Controlled or any member of the Controlled Group of any representation or covenant made by Controlled herein;

(iii) any income tax liability (a) resulting from the Distribution or any portion of the Restructuring that is intended to qualify as tax free to Distributing or its shareholders under Sections 355 and/or 368(a)(1)(D) of the Code (or similar provisions of state law) from failing to so qualify and (b) that is attributable to any action of Controlled or any member of the Controlled Group, other than any action required by the Separation Agreement or any Ancillary Agreement (including any exhibits or schedules thereto), without regard to whether Distributing has consented to such action;

(iv) any Taxes imposed on Distributing or any member of the Distributing Group in respect of the Special Dividend to the extent Controlled or any member of the Controlled Group has received a Refund with respect to such Taxes; and

(v) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any income tax liability or damage described in (i), (ii), (iii) or (iv), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such income tax, liability or damage.

(b) Distributing Indemnity. Distributing and each member of the Distributing Group will jointly and severally indemnify Controlled and the members of the Controlled Group against, and hold them harmless from:

(i) any income tax liability of the Consolidated Group, other than any such liabilities described in Section 10(a);

(ii) any Taxes imposed on Controlled or any member of the Controlled Group under Treasury Regulation 1.1502-6 (or similar provision of state, local or foreign law) solely as a result of Controlled or any such member being or having been a member of a Consolidated Group to the extent payment is first sought by a Taxing Authority from a member of the Controlled Group;

(iii) any liability or damage resulting from a breach by Distributing or any member of the Distributing Group of any representation or covenant made by Distributing herein; and

(iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any income tax liability or damage described in (i), (ii) or (iii) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such income tax, liability or damage.

If a member of the Distributing Group ceases to be an Affiliate of Distributing as a result of a sale of its stock to a third party (whether or not treated as a sale or exchange of stock for Tax purposes), such member of the Distributing Group shall be released from its obligations under this Agreement upon such sale and neither Distributing nor any member of the Distributing Group shall have any obligation to indemnify Controlled or any member of the Controlled Group under Section 10(b)(iii) for any liability or damage attributable to actions taken by such Affiliate after such sale.

(c) Discharge of Indemnity. Controlled, Distributing and the members of the Controlled Group and Distributing Group, respectively, shall discharge their obligations under Sections 10(a) and 10(b) hereof, respectively, by paying the relevant amount within 30 days of demand therefor. Any such demand shall include a statement showing the amount due under Section 10(a) or 10(b), as the case may be. Items described in Section 10(a)(i) and 10(b)(i) shall be calculated as set forth in Sections 3 and 4. Notwithstanding the foregoing, if either Controlled, Distributing or any member of the Controlled Group or Distributing Group disputes in good faith the fact or the amount of its obligation under Section 10(a) or Section 10(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 21 hereof; provided, however, that any amount not paid within 30 days of demand therefor shall bear interest as provided in Section 14.

(d) Tax Benefits. If an indemnification obligation of any member of the Distributing Group or any member of the Controlled Group, as the case may be, under this Section 10 with respect to a Consolidated Group arises in respect of an adjustment that makes allowable to a member of the Controlled Group or a member of the Distributing Group, respectively, any deduction, amortization, exclusion from income or other allowance (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then any payment by any member of the Distributing Group or any member of the Controlled Group, respectively, pursuant to this Section 10 shall be an amount equal to (x) the amount otherwise due but for this subsection (d), minus (y) the present value of the product of the Tax Benefit multiplied (i) by the maximum applicable federal, foreign, state or local, as the case may be, corporate Tax rate in effect at the time such Tax Benefit becomes allowable to a member of the Controlled Group or a member of the Distributing Group (as the case may be) or (ii) in the case of a credit, by 100 percent. The present value of such product shall be determined by discounting such product from the time the Tax Benefit becomes allowable at a rate equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition.

11. Guarantees. Distributing or Controlled, as the case may be, shall guarantee or otherwise perform the obligations of each member of the Distributing Group or the Controlled Group, respectively, under this Agreement.

12. Communication and Cooperation.

(a) Consult and Cooperate. Controlled and Distributing shall consult and cooperate (and shall cause each member of the Controlled Group or the Distributing Group, respectively, to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation,

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Distributing Group and the Controlled Group, any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

(ii) the execution of any document that may be necessary (including to give effect to Section 13) or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

(iii) the use of the parties’ best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information. Distributing and Controlled shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters. Distributing and Controlled shall promptly advise each other with respect to any proposed Tax adjustments relating to a Consolidated Group, which are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and which may affect any Tax liability or any Tax attribute of Distributing, Controlled, the Distributing Group, the Controlled Group or any member of the Controlled Group or the Distributing Group (including, but not limited to, basis in an asset or the amount of earnings and profits).

(d) In the event that any Taxes are imposed or threatened to be imposed on Distributing or any member of the Distributing Group in respect of the Special Dividend, Controlled shall, at the written request of Distributing, use its reasonable best efforts to obtain a Refund of any Taxes paid by Controlled or a member of the Controlled Group with respect to amounts received by Controlled or a member of the Controlled Group that give rise to a payment of the Special Dividend.

13. Audits and Contest.

(a) Distributing or Controlled shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority that could reasonably result in an indemnity obligation of a party under this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying party is materially prejudiced by such failure.

(b) Notwithstanding anything in this Agreement to the contrary, Distributing shall have full control over all matters relating to any Return or any Tax Proceeding relating to any Tax matters of at least one member of the Distributing Group. Except as provided in Section 13(c), Distributing shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence. Distributing shall act in good faith in the performance of this Section 13(b). Controlled may, at its own expense, participate in any such Tax Proceeding.

(c)

(i) Upon request, during the course of any Tax Proceeding relating to a Tax liability or damage described in Section 10(a), Controlled shall from time to time furnish Distributing with evidence reasonably satisfactory to Distributing of Controlled’s ability to pay the amount for which it could reasonably be expected to be responsible pursuant to Section 10(a). If at any time during such Tax Proceeding Distributing determines that Controlled could not pay such amount, then Controlled shall be required to furnish a guarantee or performance bond satisfactory to Distributing in an amount equal to the amount for which Controlled could reasonably be expected to be responsible pursuant to Section 10(a).

(ii) Notwithstanding anything to the contrary in this Agreement, in the event a Tax Proceeding involves an issue that is common to both the Distributing Group and the Controlled Group, Distributing shall use its best efforts to settle such issues on behalf of the Distributing Group and the Controlled Group on a consistent basis.

(iii) Notwithstanding anything to the contrary in this Agreement, with respect to any Tax Proceeding involving issues relating solely to a Tax liability of one or more members of the Controlled Group (taking into account the parties’ obligations under Section 10), Controlled shall have control over such Tax Proceeding.

(d) The indemnified party agrees to give notice to the indemnitor of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder within 30 days of such assertion or commencement, or such earlier time that would allow the indemnitor to timely respond to such claim, suit action or proceeding.

(e) With respect to Returns relating to Taxes solely attributable to one or more members of the Controlled Group (taking into account the parties’ obligations under Section 10), Controlled and the members of the Controlled Group shall have full control over all matters relating to any Tax Proceeding in connection therewith. Controlled and the members of the Controlled Group shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

(f) Controlled and Distributing shall jointly control the conduct of the Company Proceedings. Controlled shall not agree to any settlement in respect of the Company Proceedings without the consent of Distributing, which consent shall not be unreasonably withheld.

14. Payments.

(a) Mechanics. All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 30 days after the receipt of notice of such payment or, where no notice is required, 30 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made by the Distributing Group when due shall bear interest at Overpayment Rate for each day until paid. Any payment that is not made by the Controlled Group when due shall bear interest at the Underpayment Rate for each day until paid. If, pursuant to a Final Determination, any amount paid by Distributing or the members of the Distributing Group or Controlled or the members of the Controlled Group, as the case may be, pursuant to this Agreement results in any increased Tax liability or reduction of any Tax asset of Controlled or any member of the Controlled Group or Distributing or any member of the Distributing Group, respectively, then Distributing or Controlled, as appropriate, shall indemnify the other party and hold it harmless from any interest or penalty attributable to such increased Tax liability or the reduction of such Tax asset and shall pay to the other party, in addition to amounts otherwise owed, the After-Tax Amount. With respect to any payment required to be made or received under this Agreement, Distributing has the right to designate, by written notice to Controlled, which member of the Distributing Group will make or receive such payment.

(b) Tax Treatment. The parties agree that payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the amount contributed by Distributing to Controlled in connection with the Restructuring immediately prior to the Distribution, or, if appropriate, as distributions from Controlled to MSDCI and, except as otherwise required by law, none of the parties shall take any position inconsistent with such treatment.

15. Notices. Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing, thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

If to Distributing or the Distributing Group, to:

Morgan Stanley

1585 Broadway

New York, NY 10036

Attn: Harvey B. Mogenson, Global Head of Tax

Facsimile: (212) 507-3643

With a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Attn: Paul Kingsley, Esq./Jeffrey Small, Esq.

Facsimile: (212) 450-3277/(212) 450-3500

If to Controlled or the Controlled Group, to:

Discover Financial Services

2500 Lake Cook Road

Riverwoods, IL 60015

Attn: General Counsel - Contracts

Facsimile: (224) 405-4584

16. Costs and Expenses.

(a) Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountant fees and other related professional fees and disbursements. Notwithstanding anything to the contrary in this Agreement, each of the Controlled Group and the Distributing Group will be responsible for its allocable portion, as determined by Distributing, of (i) all costs and expenses attributable to filing any Return that reflects the income, assets or operations of the Controlled Group or the Distributing Group, respectively, and any Return required to be filed in connection with the Restructuring, and (ii) all costs and expenses incurred by Distributing or Controlled, respectively, in complying with the provisions of Section 12 of this Agreement.

(b) With respect to all Tax Proceedings, including any pending litigation with any Taxing Authority, costs shall be allocated in good faith by Distributing. Each party hereto shall be liable for its allocable portion of such costs as provided in Section 10.

17. Effectiveness; Termination and Survival. This Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

18. Section Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

19. Entire Agreement; Amendments and Waivers.

(a) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of Distributing and Controlled, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

20. Governing Law and Interpretation. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving, effect to laws and principles relating to conflicts of law.

21. Dispute Resolution. In the event of any dispute relating to this Agreement, including but not limited to whether a transaction is part of the

Restructuring and whether a Tax liability is a liability of the Distributing Group or the Controlled Group, the parties shall work together in good faith to resolve such dispute within 30 days. If the parties are unable to resolve such dispute within 30 days, such dispute shall be resolved by an accounting firm whose selection shall be reasonably satisfactory to both parties and whose fees and costs shall be shared equally by Distributing and Controlled.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

23. Assignments; Third Party Beneficiaries. Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof. If, during the period beginning on the Distribution Date and ending upon the expiration of the survival period set forth in Section 17, any Person becomes an Affiliate of Controlled, such Affiliate shall be bound by the terms of this Agreement and Controlled shall provide evidence to Distributing of such Affiliate’s agreement to be bound by the terms of this Agreement.

24. Authorization, etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

Distributing on its own behalf and on behalf of the members of the Distributing Group.

By:	/s/ Robert W. Scully
Name:	Robert W. Scully
Title:	Co-President

Controlled on its own behalf and on behalf of the members of the Controlled Group.

By:	/s/ David W. Nelms
Name:	David W. Nelms
Title:	Chief Executive Officer